UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 20, 2009

iGo, Inc.
(Exact Name of Registrant as Specified in Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-30907 (Commission File Number)	86-0843914 (IRS Employer Identification No.)

17800 N. Perimeter Dr., Suite 200, Scottsdale, Arizona (Address of Principal Executive Offices)	85255 (Zip Code)
(480) 596-0061
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     On October 20, 2009, Larry M. Carr, a member of the Board of Directors (the “Board”) of iGo, Inc. (the “Company”), informed the Company that he is resigning from the Board immediately due to health reasons. Mr. Carr has served as a member of the Board since September 2000 and, prior to his resignation, was serving as the Chairman of the Company’s Corporate Governance and Nominating Committee and as a member of the Audit Committee and Compensation and Human Resource Committee. Mr. Carr has been a valued member of the Company for many years and his valuable contributions, support and guidance will be greatly missed.
     Due to the resignation of Mr. Carr, iGo expects to receive written notification from The NASDAQ Stock Market that the Company no longer complies with NASDAQ’s audit committee composition requirements set forth in NASDAQ Listing Rule 5605(c)(2)(A), which requires listed companies to maintain an audit committee comprised of at least three members, all of whom must be independent. Consistent with NASDAQ Listing Rule 5605(c)(4)(B), NASDAQ will provide the Company with a cure period lasting until the 2010 annual meeting of stockholders in order to regain compliance. During the cure period, the Company’s shares will remain listed on the NASDAQ Global Market, subject to the Company’s continued compliance with other NASDAQ listing requirements. The Board has commenced a search for a new independent director.

Item 5.02(b)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     The information set forth in Item 3.01 is hereby incorporated by reference into this Item 5.02(b).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iGO, INC.
Dated: October 22, 2009	By:	/s/ Darryl S. Baker
		Name:	Darryl S. Baker
		Title:	Vice President and Chief Financial Officer